EXHIBIT 99.1

July 24, 2008

Dow Reports Second Quarter Results

Company Delivers Quarterly Sales Record, Volume Gain of Five Percent

and Record Performance from Dow AgroSciences

Second Quarter 2008 Highlights

•                  Sales for the second quarter set another Company record, rising 23 percent from the same period last year to $16.4 billion. Double-digit price increases were recorded in all operating segments and all geographic areas.

•                  Volume grew 5 percent, with 12 percent growth in geographic areas outside of North America, including an 11 percent volume increase in Europe.

•                  Earnings for the quarter were $0.81 per share, compared with earnings per share of $1.07 in the same quarter last year.

•                  Purchased feedstock and energy costs surged 42 percent, or $2.4 billion, compared with the same quarter last year, the largest year-over-year increase in the Company’s history.

•                  EBIT(1) in the combined Performance segments rose compared with the same period last year despite substantial increases in raw material and supply chain costs.

•                  Agricultural Sciences set a new quarterly record for both sales and EBIT. Sales rose 25 percent, and EBIT grew more than 60 percent versus the same period last year.

•                  Equity earnings were $251 million for the quarter, once again demonstrating consistent contributions from joint ventures to the Company’s results.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“The surge in oil prices from first to second quarter added another $1 billion of cost sequentially, and we reacted quickly by announcing two broad-based price increase initiatives, adjusting plant operating rates and implementing additional cost-cutting measures. The fast implementation of these price increases limited margin compression over our hydrocarbon and energy costs to approximately $130 million in the quarter.  This is a remarkable performance when you consider that this is only 1 to 2 percent of our total quarterly hydrocarbon and energy costs.

“These short-term actions, in addition to key elements of Dow’s strategy, such as our large global footprint, our investments in Performance businesses and our asset light ventures, enabled us to weather unparalleled increases in hydrocarbons, supply chain and other costs.”

	3 Months Ended June 30		6 Months Ended June 30
(In millions, except for per share amounts)	2008	2007	2008	2007
Net Sales	$16,380	$13,265	$31,204	$25,697
Net Income	$762	$1,039	$1,703	$2,012
Earnings per Common Share	$0.81	$1.07	$1.80	$2.07

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $16.4 billion for the second quarter of 2008, 23 percent higher than the same period last year, setting another quarterly sales record.

Net income for the quarter was $762 million. This compares with net income of $1,039 million in the second quarter of 2007. Dow reported earnings for the current quarter of $0.81 per share versus earnings of $1.07 per share in the second quarter of 2007.

Price was 18 percent higher than the same quarter last year, with double-digit increases in all operating segments and all geographic areas. These price gains offset significant increases in purchased feedstock and energy costs, which were $2.4 billion higher than the same period last year. However, these price increases were not enough to cover higher total raw material and supply chain costs.

Year over year, volume was up 5 percent, matching the highest quarterly increase since 2004. In the combined Performance segments, volume increased 7 percent. Growth in emerging geographies of 12 percent, and 11 percent growth in Europe, more than offset economic weakness in North America. Volume in North America was also impacted by various asset shutdowns, business exits and the formation of Americas Styrenics, a new joint venture between Dow and Chevron Phillips Chemical Company.

Equity earnings were $251 million for the quarter, once again demonstrating strong and consistent contributions from joint ventures to the Company’s results.

“The surge in oil prices from first to second quarter added another $1 billion of cost sequentially, and we reacted quickly by announcing two broad-based price increase initiatives, adjusting plant operating rates and implementing additional cost-cutting measures,” said Andrew N. Liveris, chairman and chief executive officer. “The fast implementation of these price increases limited margin compression to approximately $130 million in the quarter.  This is a remarkable performance when you consider that this is only 1 to 2 percent of our total quarterly hydrocarbon and energy costs.

“These short-term actions, in addition to key elements of Dow’s strategy, such as our large global footprint, our investments in Performance businesses and our asset light ventures, enabled us to weather unparalleled increases in hydrocarbons, supply chain and other costs.”

Performance Plastics

In the Performance Plastics segment, second quarter sales of $4.4 billion represented an 18 percent increase over the same period last year. Price increased 11 percent, with gains in all geographic areas. Volume rose 7 percent, with particular strength in Europe and Asia Pacific. Despite robust price gains across the segment, selling prices continued to lag significant increases in raw material and supply chain costs. Recent acquisitions contributed to double-digit volume growth in Polyurethane Systems, as demand increased in applications such as insulation for oil and gas pipelines and refrigerated transport. Dow Wire and Cable reported strong demand in medium voltage cabling, as the pace of electrical infrastructure replacement in major cities increased and demand from emerging geographies grew due to construction of new electrical grids. Dow Epoxy Systems sales continued to ramp up, however, margins declined for epoxy intermediates in the face of rising raw material costs and additional industry capacity. The North American automotive and housing industries continued to decline, and negatively impacted results in a number of business units such as Dow Automotive, Dow Building Solutions, and Specialty Plastics and Elastomers. Second quarter EBIT for Performance Plastics was $268 million, compared with $382 million in the second quarter of 2007.

Performance Chemicals

Sales in Performance Chemicals were $2.5 billion for the quarter, a gain of 20 percent compared with $2.1 billion posted in the same period last year. Globally, price was up 14 percent while volume increased 6 percent. Price increased in all geographic areas, and strong volume gains were reported in Europe, Latin America and the India, Middle East, and Africa region. Designed Polymers posted price and volume gains in all geographic areas, due in part to growth in pharmaceutical and oil and gas applications in Dow Wolff Cellulosics and strong demand for poultry food additives in its Specialty Polymers unit. Dow Water Solutions reported growing demand for FILMTEC™ reverse osmosis membranes, as more world scale desalination projects utilizing Dow technology were announced. The significant contraction in the U.S. housing industry dampened results for Dow Latex in paint applications. Equity earnings in the segment were $119 million, up $15 million on better results from Dow Corning and OPTIMAL. Performance Chemicals reported EBIT of $290 million for the quarter, compared with $294 million for the same period last year.

Agricultural Sciences

The Agricultural Sciences segment posted record sales of $1.4 billion, 25 percent higher than the same period last year. All geographic areas posted double-digit increases in sales, reflecting organic growth and growth from recent acquisitions. Dow AgroSciences’ broad portfolio of both agricultural chemicals and seeds benefited from rising prices and low global inventories of farm commodities. Price was up 12 percent, with strong increases in all geographic areas. Volume was up 13 percent compared with the same period last year, with double-digit increases in North America, Europe, Latin America and Asia Pacific. Ag chemicals showed particular strength. Sales were up sharply for new cereal and rice herbicides, and for spinetoram insecticide, which continued its successful launch in the United States. Seeds and traits continued to benefit from a strong ag economy with global demand for agricultural output at record levels. The recent acquisitions of Agromen, MTI and Duo Maize continue to perform well, and the integration of newly acquired Triumph Seeds is progressing. Second quarter EBIT for Agricultural Sciences was $335 million, compared with $208 million in the year ago period.

Basic Plastics

In the Basic Plastics segment, sales rose 19 percent to $3.8 billion, up from $3.2 billion in the same period last year. Price increased 22 percent, and was up in all businesses and in all geographic areas. Volume decreased 3 percent, due in part to the shutdown of polypropylene capacity in St. Charles, Louisiana in the fourth quarter of 2007, the sale of polyethylene assets in Cubatão, Brazil in the second quarter of 2007, and the formation of Americas Styrenics, a new polystyrene joint venture between Dow and Chevron Phillips Chemical Company. Polyethylene showed particular strength, with volume gains in all geographic areas. Margin compression occurred, however, as costs rose faster than selling prices. Demand for polypropylene was down globally, due to lower consumer spending and slowdowns in the housing and automotive sectors in North America. Equity earnings were $33 million, down $15 million as higher earnings at EQUATE were more than offset by decreases at Equipolymers and Siam Polyethylene. EBIT for Basic Plastics was $388 million compared with $529 million in the same period last year.

Basic Chemicals

Basic Chemicals sales for the quarter increased 13 percent year over year to $1.6 billion, compared with $1.5 billion in the same period last year. The segment recorded a 20 percent gain in price, and a 7 percent decline in volume. Volumes were negatively impacted by the sale of the caustic soda business in Western Canada in December 2007. Caustic soda benefited from ongoing favorable industry supply/demand fundamentals, but demand for vinyl chloride monomer used in polyvinylchloride (“PVC”) production continued to decline as end-use applications for PVC, namely residential building and construction applications, remained soft. Results for the Chlor-Vinyls business were also impacted by an unplanned outage at the Company’s Freeport, Texas facility. Volumes were off substantially in the Ethylene Oxide/Ethylene Glycol (“EO/EG”) business, due to weak industry fundamentals caused by the restart of a competitor’s production capacity, new capacity from Middle Eastern suppliers, and a decline in polyester fiber demand in Asia Pacific.  Results for EO/EG were also impacted by an extended plant turnaround in Plaquemine, Louisiana, and by reduced operations at other facilities to bring inventory levels in line with lower industry demand.  Equity earnings in Basic Chemicals were $71 million, versus $80 million in the year ago period due to lower results at MEGlobal. EBIT was $29 million, compared with $165 million in the second quarter of 2007.

Outlook

Commenting on the Company’s outlook, Liveris said: “The surge in oil prices, which has further weakened the U.S. economy, has created new uncertainties in demand around the world. We believe the U.S. economy will continue to weaken for the rest of 2008, and that the outlook for the global economy will remain uncertain. Despite this, our results have demonstrated that our strategy for diversification on a global and end-use market basis has allowed us to manage through these challenging times.

“In addition, we remain committed to furthering our transformation, and to changing the earnings profile of our company. Two recent announcements speak well to this commitment. First, the announcement of our acquisition of

Rohm and Haas, which will create the leading specialty chemicals and advanced materials company in the world. And second, the selection of the CEO and headquarters location for K-Dow Petrochemicals, our new joint venture with Petrochemical Industries Company of Kuwait, which we expect to close by the end of this year. These actions show our determination, and the progress we are making toward transforming Dow into an earnings growth company.”

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

(1) Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

About Dow

With annual sales of $54 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts (Unaudited)	2008	2007	2008	2007
Net Sales	$16,380	$13,265	$31,204	$25,697
Cost of sales	14,643	11,398	27,551	22,003
Research and development expenses	335	320	666	622
Selling, general and administrative expenses	515	477	1,013	895
Amortization of intangibles	25	18	47	29
Restructuring credit	—	4	—	4
Equity in earnings of nonconsolidated affiliates	251	258	525	532
Sundry income - net	37	123	83	192
Interest income	25	33	49	73
Interest expense and amortization of debt discount	151	129	296	275
Income before Income Taxes and Minority Interests	1,024	1,341	2,288	2,674
Provision for income taxes	243	277	542	612
Minority interests’ share in income	19	25	43	50
Net Income Available for Common Stockholders	$762	$1,039	$1,703	$2,012
Share Data
Earnings per common share - basic	$0.82	$1.09	$1.82	$2.10
Earnings per common share - diluted	$0.81	$1.07	$1.80	$2.07
Common stock dividends declared per share of common stock	$0.42	$0.42	$0.84	$0.795
Weighted-average common shares outstanding - basic	929.8	954.8	936.0	959.0
Weighted-average common shares outstanding - diluted	939.4	968.0	945.5	971.7
Depreciation	$497	$474	$992	$940
Capital Expenditures	$597	$462	$956	$792

Notes to the Consolidated Financial Statements:

Note A:       The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

	June 30,	Dec. 31,
In millions (Unaudited)	2008	2007
Assets
Current Assets
Cash and cash equivalents	$2,111	$1,736
Marketable securities and interest-bearing deposits	2	1
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2008: $128; 2007: $118)	7,133	5,944
Other	4,223	3,740
Inventories	7,690	6,885
Deferred income tax assets - current	172	348
Total current assets	21,331	18,654
Investments
Investment in nonconsolidated affiliates	3,242	3,089
Other investments	2,393	2,489
Noncurrent receivables	373	385
Total investments	6,008	5,963
Property
Property	49,273	47,708
Less accumulated depreciation	34,649	33,320
Net property	14,624	14,388
Other Assets
Goodwill	3,617	3,572
Other intangible assets (net of accumulated amortization - 2008: $776; 2007: $721)	794	781
Deferred income tax assets - noncurrent	2,283	2,126
Asbestos-related insurance receivables - noncurrent	681	696
Deferred charges and other assets	2,815	2,621
Total other assets	10,190	9,796
Total Assets	$52,153	$48,801

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$2,225	$1,548
Long-term debt due within one year	1,051	586
Accounts payable:
Trade	5,493	4,555
Other	2,344	1,981
Income taxes payable	494	728
Deferred income tax liabilities - current	132	117
Dividends payable	411	418
Accrued and other current liabilities	2,237	2,512
Total current liabilities	14,387	12,445
Long-Term Debt	8,116	7,581
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	899	854
Pension and other postretirement benefits - noncurrent	3,109	3,014
Asbestos-related liabilities - noncurrent	925	1,001
Other noncurrent obligations	3,347	3,103
Total other noncurrent liabilities	8,280	7,972
Minority Interest in Subsidiaries	237	414
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	804	902
Retained earnings	18,919	18,004
Accumulated other comprehensive income (loss)	374	(170)
Treasury stock at cost	(2,417)	(1,800)
Net stockholders’ equity	20,133	19,389
Total Liabilities and Stockholders’ Equity	$52,153	$48,801

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2008	2007	2008	2007
Sales by operating segment
Performance Plastics	$4,418	$3,742	$8,381	$7,271
Performance Chemicals	2,476	2,071	4,799	4,073
Agricultural Sciences	1,360	1,091	2,674	2,127
Basic Plastics	3,780	3,180	7,272	6,074
Basic Chemicals	1,642	1,455	3,201	2,726
Hydrocarbons and Energy	2,618	1,623	4,783	3,235
Unallocated and Other	86	103	94	191
Total	$16,380	$13,265	$31,204	$25,697
EBIT (1) by operating segment
Performance Plastics	$268	$382	$597	$823
Performance Chemicals	290	294	561	606
Agricultural Sciences	335	208	666	490
Basic Plastics	388	529	815	1,056
Basic Chemicals	29	165	188	299
Hydrocarbons and Energy	—	(1)	—	(1)
Unallocated and Other	(160)	(140)	(292)	(397)
Total	$1,150	$1,437	$2,535	$2,876
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$12	$14	$30	$40
Performance Chemicals	119	104	214	209
Agricultural Sciences	1	—	2	—
Basic Plastics	33	48	75	102
Basic Chemicals	71	80	168	155
Hydrocarbons and Energy	16	12	38	27
Unallocated and Other	(1)	—	(2)	(1)
Total	$251	$258	$525	$532

(1)  The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
EBIT	$1,150	$1,437	$2,535	$2,876
+ Interest income	25	33	49	73
- Interest expense and amortization of debt discount	151	129	296	275
- Provision for income taxes	243	277	542	612
- Minority interests’ share in income	19	25	43	50
Net Income Available for Common Stockholders	$762	$1,039	$1,703	$2,012

Sales Volume and Price by Operating Segment

	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	7%	11%	18%	5%	10%	15%
Performance Chemicals	6%	14%	20%	6%	12%	18%
Agricultural Sciences	13%	12%	25%	13%	13%	26%
Basic Plastics	(3)%	22%	19%	(3)%	23%	20%
Basic Chemicals	(7)%	20%	13%	(6)%	23%	17%
Hydrocarbons and Energy	19%	42%	61%	10%	38%	48%
Total	5%	18%	23%	3%	18%	21%

The Dow Chemical Company and Subsidiaries

Sales by Geographic Area

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
In millions (Unaudited)	2008	2007	2008	2007
Sales by geographic area
North America	$5,968	$5,418	$11,254	$10,039
Europe	6,347	4,674	12,205	9,475
Asia Pacific	1,913	1,543	3,622	2,947
Latin America	1,665	1,334	3,234	2,622
India, Middle East and Africa	487	296	889	614
Total	$16,380	$13,265	$31,204	$25,697

Sales Volume and Price by Geographic Area

	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(6)%	16%	10%	(4)%	16%	12%
Europe	11%	25%	36%	5%	24%	29%
Asia Pacific	12%	12%	24%	11%	12%	23%
Latin America	5%	20%	25%	4%	19%	23%
India, Middle East and Africa	47%	18%	65%	29%	16%	45%
Total	5%	18%	23%	3%	18%	21%